Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF THE DESIGNATIONS, POWERS

PREFERENCES AND RIGHTS

OF THE

SERIES F NON-CONVERTIBLE PREFERRED STOCK

($0.001 PAR VALUE PER SHARE)

OF

SINO AGRO FOOD, INC.

A NEVADA CORPORATION

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SINO AGRO FOOD, INC., a Company organized and existing under the Nevada Revised Statutes of the State of Nevada (the “Company” or the “Corporation”), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Articles of Incorporation of the Corporation as amended, and pursuant to the provisions of SECTION 78.209 of the Nevada Revised Statutes, there hereby is created out of the 10,000,000 shares of Preferred Stock, par value $0.001 per share, authorized in the Articles of Incorporation (the “Preferred Stock”), a Series of the Preferred Stock consisting of one million (1,000,000) shares, $0.001 par value per share, to be designated “Series F Non-Convertible Preferred Stock”, and to that end the Board adopted a resolution providing for the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Series F Non-Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that the Amended and Restated Certificate of the Designations, Powers, Preferences and Rights of the Series F Non-Convertible Preferred Stock (“Certificate of Designation”) be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Nevada Secretary of State in the form as follows:

1.    DESIGNATIONS AND AMOUNT. One Million (1,000,000) shares of the Preferred Stock of the Company, $0.001 par value per share, shall constitute a class of Preferred Stock designated as “Series F Non-Convertible Preferred Stock” (the “Series F Non-Convertible Preferred Stock”) with a face value of one dollar ($1.00) per share (the “Face Amount”). After the initial issuance of shares of Series F Non-Convertible Preferred Stock, no additional shares of Series F Non-Convertible Preferred Stock may be issued by the Company except as provided by majority consent of the Board of Directors in their sole discretion.

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2.    CONVERSION.

No holders of Series F Non-Convertible Preferred Stock shall have the right to convert shares of Series F Non-Convertible Preferred Stock into shares of Common Stock or into shares of any other series of preferred stock at any time.

3.    NO REDEMPTION. Except as strictly provided in SECTION 7 below, the shares of the Series F Non-Convertible Preferred Stock are not redeemable.

4.    RANK. Except as specifically provided below, the Series F Non-Convertible Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution, rank junior and subordinate to (i) all classes of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), (ii) all other classes of Preferred Stock, $0.001 par value per share, of the Company either now existing or to be created in the future, and (iii) any class or series of capital securities of the Company issued hereafter.

5.    LIQUIDATION PREFERENCE

With specific reference to SECTION 4 above, and except as otherwise provided by the Nevada Business Corporation Act or elsewhere in this certificate, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series F Non-Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the remaining assets of the Corporation available for distribution to its stockholders pursuant to Rank, whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share, or on a pro rata basis from available assets.

6.    DIVIDENDS.

Except as provided in SECTION 7 below, the holders of shares of Series F Non-Convertible Preferred Stock shall not be entitled to receive any dividends.

7.    COUPON PAYMENT.

(a) On May 30, 2015 (“Payment Date”) the holders of record (“Record Holder(s)”) of shares of Series F Non-Convertible Preferred Stock shall be entitled to a coupon payment directly from the Company (or one or more of its authorized agents) at the redemption rate of Three Dollars and Forty Cents ($3.40) for every One (1) share of Series F Non-Convertible Preferred Stock held (“Redemption”).

(b) Upon Redemption, the Record Holder shall no longer own any shares of Series F that have been redeemed, and all such redeemed shares shall disappear and no longer exist on the books and records of the Company; redeemed shares of Series F which no longer exist upon Redemption shall thereafter be counted towards the authorized but unissued “blank check” preferred stock of the Company.

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8.    VOTING RIGHTS.

(a) The Holders of the Series F Non-Convertible Preferred Stock have no voting power whatsoever, except as otherwise provided by the Nevada Business Corporation Act, in this SECTION 8 and in SECTION 9 below.

To the extent that under the Nevada Business Corporation Act the vote of the Holders of the Series F Non-Convertible Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series F Non-Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series F Non-Convertible Preferred Stock (except as otherwise may be required under the Nevada Business Corporation Act) shall constitute the approval of such action by the class. To the extent that under the Nevada Business Corporation Act Holders of the Series F Non-Convertible Preferred Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Series F Non-Convertible Preferred Stock shall be entitled to one (1) vote.

9.    PROTECTION PROVISIONS

So long as any shares of Series F Non-Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the Nevada Business Corporation Act) of the Holders of at least a majority of the then outstanding shares of Series F Non-Convertible Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series F Non-Convertible Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series F Non-Convertible Preferred Stock; or

(c) increase the authorized number of shares of Series F Non-Convertible Preferred Stock;

If holders of at least a majority of the then outstanding shares of Series F Non-Convertible Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series F Non-Convertible Preferred Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders of the Series F Non-Convertible Preferred Stock that did not agree to such alteration or change (the “Dissenting Holders”).

10.    MERGER, CONSOLIDATION, ETC.

(a) If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the Company in which in excess of 50 percent of the Company’s voting power is transferred (each, a “Reorganization”), then as a part of such Reorganization, provision shall be made so that the holders of the Series F Non-Convertible Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization.

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(b) The provisions of this SECTION 10 are in addition to and not in lieu of the provisions of other relevant sections hereof.

11.    NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series F Non-Convertible Preferred Stock against impairment.

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IN WITNESS WHEREOF, Sino Agro Food, Inc. has caused this Certificate of Designation to be executed this June __, 2014.

Sino Agro Food, Inc.

/s/ LEE YIP KUN (Solomon Lee)

By: _________________________

Lee Yip Kun (Solomon Lee)

Chief Executive Officer and Chairman

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